EXHIBIT 10.39

December 16, 2015

Manmohan Mahajan
[Address]

Dear Manmohan,
We are pleased to offer you the position of Vice President, Accounting Policy & Technical Advisory, in our Finance division, under the management of Kimberly Scardino. We hope you will find your employment with Walgreens Boots Alliance, Inc. ("WBA" or the "Company") both challenging and rewarding and we look forward to you joining our team. As a U.S.-based team member working at the WBA group level, your employer for payroll, benefits and tax (W-2) purposes will be within the Walgreen Co. U.S. family of companies. Below are the terms of your offer:
Base Salary. Your salary will be $270,000, annually, less all applicable tax withholdings and benefit deductions.
Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the WBA corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 45% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation Committee of our Board of Directors.
Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2013 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation Committee of our Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $250,000 annually. As shown below, the allocation among the two types of awards is roughly 50% in stock options and 50% in performance shares. In making award decisions each year, the Compensation Committee considers target award levels, budget levels, relative individual performance, and other factors.
Stock Options: Stock options are currently awarded annually. They become vested three years after the grant date and may be exercised up to 10 years after the grant date. Stock options currently make up 50% of your total annual target award described above.
Performance Shares: The performance share program provides an award of contingent shares with each year's grant. Contingent shares are earned and settled in shares of WBA stock at the end of a three-year performance period, and the final award is based on the performance of the Company over that three-year period. Performance shares currently make up 50% of your total target award.

The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.
Other Employee Benefits. See the attached "Overview of Management Benefits," briefly describing the employee benefits that are applicable.
Relocation. You will be eligible for relocation benefits in accordance with Company policy for management employees. Upon offer acceptance, a member of our Employee Services Department will be in contact with you to walk you through the details and process.
Other Compensation. You will receive a one-time sign-on/retention bonus of $150,000. This will be paid in two installments as follows: $75,000 following your date of hire and $75,000 following the first anniversary of your date of hire. Each installment will be paid as soon as practicable after the aforementioned dates and will be subject to normal tax withholding. These bonuses will be subject to the terms and conditions of a retention bonus agreement that you will be required to sign as a condition to this benefit. In particular, this agreement will spell out that your continued employment is required in order to receive the payment and if you voluntarily leave the Company or you are involuntarily terminated for cause within one year of the payment date you will be required to reimburse the Company for the full amount of the payment.
Non-Compete. As a condition to this offer of employment, you will be required to sign a Non Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of stock option award agreements.
Your start date is to be determined. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.
Please note that WBA, in an effort to maintain our strong sense of pride in the way we conduct our business, requires all employees to dress in business casual attire while at work or on travel representing the company.
Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1- 800-877-7484 or at questdiagnostics.com. Enclosed are the "Forensic Drug Testing Custody and Control Form" and the "Drug Test Consent/Release Form". Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.
If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for WBA. Failure to comply can result in the rescission of this offer or termination of employment.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at WBA is at will, for no definite term, and is subject to WBA policies, which can be changed from time to time.
If you have any questions please call me at 847-315-2703.
Sincerely,
/s/ Elizabeth Adelman
Elizabeth Adelman
Executive Recruiter
Walgreen Co.

Enclosures

Kimberly Scardino

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name: /s/ Manmohan Mahajan      Date:      12/18/2015